Exhibit 10.1

December 15, 2023

Eric C. Salzman

CEO

Safeguard Scientifics, Inc.

150 N. Radnor Chester Road

Suite F-200

Radnor, PA 19087

Re: Engagement of Rock Creek Advisors, LLC

On behalf of Rock Creek Advisors, LLC (“Rock Creek”), I am writing to thank you for the opportunity to serve Safeguard Scientifics, Inc. (“Company”, “Client”, or “you”) in the matter described below.

This letter agreement (“Agreement”), effective as of January 1, 2024, will outline the scope and nature of the services you have asked Rock Creek to provide (including any limitations in that regard) and the terms under which Rock Creek will provide those services.

Scope of Services

You are engaging Rock Creek to perform the services (“Services”) as outlined in Exhibit A. We may agree with you to expand the scope of the Services, provided that any such change is confirmed with a written amendment to Exhibit A. To the extent we do expand the scope, our services will be subject to the terms and conditions established in this Agreement. The Services shall be performed or overseen primarily by Mark Dow as Rock Creek’s agent or employee.

Fees

The fees for Rock Creek Services that you are agreeing to pay are outlined on Exhibit B of this Agreement (“Fees”).

Expenses

Rock Creek shall be reimbursed within 30 days for all reasonable out of pocket expenses, including but not limited to, travel (including airfare, lodging, meals, rental cars, mileage, etc.), and any other reasonable costs incurred by Rock Creek in the course of activities or actions required or permitted by this Agreement; provided that reimbursement of expenses in excess of $2,500 (for any given expense) or in excess of $5,000 in the aggregate during any monthly period will require prior approval thereof by you together with submittal of substantiating documentation for each such expense acceptable to the you, acting reasonably. Rock Creek shall be reimbursed by you within 30 days upon receipt of Rock Creek’s invoice.

Terms of Payment

Rock Creek will deliver invoices for fees and expenses according to this Agreement. Invoices are due within 30 days of receipt.

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In the event any invoice is not paid as required by this Agreement, Client agrees that Rock Creek will have the unconditional right at any time to discontinue further services in this matter. If such Services are terminated for any reason, Rock Creek will submit a final invoice for services performed through the termination date, and the balance of all outstanding invoices, including the final invoice, shall be due and payable within 30 days of receipt.

Our engagement is not an audit, review, or compilation in accordance with Generally Accepted Accounting Principles. We will rely on the documentation and information provided by Client without audit or other verification. We wish to emphasize that our engagement is not designed for, and cannot be relied upon, to disclose errors, irregularities, or illegal acts, including fraud or defalcations that may exist. However, we will inform you of such matters that come to our attention. Notwithstanding the foregoing, the Services shall be performed in a professional and competent manner consistent with generally accepted industry standards, without the advice, control or supervision of the Company.

File Retention

All files, records, documents, and other materials relating to the business of the Company, its partner companies, target partner companies or any of their acquisition candidates, clients or business partners, whether prepared by Rock Creek or otherwise coming into its possession, shall remain the property of the Company during the term of this Agreement and thereafter. During Rock Creek’s representation, any otherwise nonpublic information you supply to us will be kept confidential in accordance with Rock Creek’s retention policy, applicable law, and the terms of this engagement Agreement. If requested, Rock Creek will return the files to you; we may do so in electronic form. Depending on the volume of material, we may charge you shipping costs for the return of paper files. If we cannot locate you to notify you at the end of the retention period, or if we notify you and you so instruct us, we will securely dispose of all materials in the file at the end of the retention period.

Client Responsibilities

By agreeing to and accepting our representation as described in this Agreement, you agree to cooperate fully with us and to provide promptly all information known or available to you that is relevant to our representation. You (including any of your representatives) agree to be available to attend meetings, conferences, and other proceedings on reasonable notice, and you agree to stay fully informed on all developments relating to all matters for which we have been engaged. You also agree to pay our statements for services rendered and charges in accordance with the terms of this Agreement. We reserve the right to withdraw from this matter if you fail to meet your obligations under this Agreement, including payment of Fees when due.

During our representation, we will be asking you for information and/or instructions from time to time. It is important that we receive your response in a timely manner. We may need to withdraw from representation if untimely responses to our requests persist.

It is important that we always maintain a current address for you. Please notify us promptly of any address change or any changes in your representation during or following the completion of the requested services as there may be a need to contact you to help maintain your rights. In any event, we will use the last address we have on record for you.

1738 Belmar Blvd.	Belmar, NJ	07719

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Protected Health Information

During our representation, you anticipate that we will not receive Protected Health Information, as defined in 45 C.F.R. § 160.103 of the regulations promulgated under the Health Insurance Portability and Affordability Act of 1996, as amended (“PHI”). By signing below, you agree that you will use commercially reasonable means to provide Rock Creek with advance written notice of any future disclosure of PHI so that the parties may enter into a business associate agreement as required by law.

Conflict of Interest

We have conducted an internal check of our records to determine whether representing you in this engagement would raise a conflict of interest as to one or more of our existing clients. It appears that currently no conflict exists. However, Rock Creek represents many other entities and individuals. It is possible that while we are representing you, some of our present or future clients will have disputes or transactions with the Company. If, as a result of a future dispute or transaction, a conflict with the interests of other clients arises we will address the conflict with you and the affected clients, and this may include the seeking of a waiver by you and the other affected parties, the provision of which will be at your discretion.

Indemnification

By agreeing to the terms of this Agreement, each party shall indemnify and hold harmless the other party and its personnel from and against all claims by third parties and resulting damages, liabilities or losses (including costs and legal fees) arising out of or related to the Services described here that Rock Creek will perform. The preceding sentence shall not apply to the extent that the loss was caused by the bad faith, self-dealing, breach of fiduciary duty (if any), gross negligence or willful misconduct of the party seeking such indemnification.

Identification Number

Rock Creek’s tax identification number is 82-3649705. Please indicate your acceptance of the terms of this Agreement by signing and returning a copy of this Agreement. Delivery of this Agreement by facsimile or readable .pdf file shall be as effective as delivery of a manually executed counterpart of this Agreement.

Governing Law
This Agreement shall be governed by, interpreted under, and enforced in accordance with the laws of the State of Delaware (regardless of laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies.

Termination
This Agreement may be terminated by either party upon providing 30 days’ advance written notice of such termination to the other party.

Assignment
Rock Creek shall not assign this Agreement or subcontract any of the work, labor or services to be performed by Rock Creek hereunder without the Company’s prior written consent.

Independent Contractor/Representations
The parties agree that Rock Creek is an independent contractor for all purposes. As such, Rock Creek acknowledges and agrees that Rock Creek is not entitled to participate in any of the benefit, welfare, bonus or incentive plans maintained by the Company for its employees. Rock Creek shall not be an employee or agent of the Company for any purpose, and, except as expressly provided for in connection with the performance of the Services, Rock Creek shall have no power to bind the Company or assume any obligations or liabilities on behalf of the Company, nor shall Rock Creek represent to any person that Rock Creek has such authority or that Rock Creek is a partner, officer, director, employee or agent of the Company. Rock Creek shall comply with all applicable laws and regulations in connection with the Services on behalf of the Company. Rock Creek will be responsible for the payment of all Federal and state income, withholding, FICA and other taxes arising from all amounts paid to Rock Cree for the Services. If the Company is required to pay any amount by any competent authority, whether due to (i) the assessment of an employer obligation against the Company with respect to Rock Creek, or (ii) the failure of Rock Creek to file documents with respect to or pay any tax or similar fee or assessment, Rock Creek agrees to indemnify the Company for any amount so paid, including interest, penalties and fines.

1738 Belmar Blvd.	Belmar, NJ	07719

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SEC Regulation FD
As the Company is currently subject to regulation under the Securities and Exchange Act of 1934 (as amended), Rock Creek (i) acknowledges that Rock Creek is aware that United States securities laws prohibit any person who has received from an issuer material, non-public information concerning such issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities, and (ii) acknowledges that it is familiar with the Securities and Exchange Act of 1934 (as amended) and the rules and regulations promulgated thereunder, and (iii) agrees not to use, cause or permit any other party to use any Confidential Information in contravention thereof.

Integration and Amendment
This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior communications and agreements. This Agreement and the provisions hereof may not be changed, waived or extended orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, or extension is sought.

Counterparts
This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

1738 Belmar Blvd.	Belmar, NJ	07719

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Based on our discussions, we will commence work on this matter in contemplation of receiving your written acceptance, and we will assume you agree with these terms, even if you have not returned a signed copy of this Agreement. If we do not receive the counter-signed Agreement within a reasonable time, we reserve the right to withdraw from further representation of you in this matter.

Please call me if you have any questions regarding anything in the foregoing Agreement.

Agreed and accepted,

/s/ James Gansman	/s/ Eric C. Salzman

James Gansman	Eric C. Salzman
Managing Member	CEO
Rock Creek Advisors, LLC	Safeguard Scientifics, Inc.

1738 Belmar Blvd.	Belmar, NJ	07719

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Exhibit A

Scope of Services:

Rock Creek will perform certain consulting and advisory services related to Safeguard’s desire to outsource its financial and operational functions. The services are based on the expectation Safeguard will have made the filings necessary to delist from Nasdaq and terminate registration of its common stock with the SEC at the time of Rock Creek’s engagement on or around January 1, 2024. Fee structure is provided in Exhibit B.

Activities include:

●	Week to week accounting operations including accounts payable and cash disbursements;
●	Periodic review, negotiation and renewal of service contracts and insurance policies;
●	Monthly bank reconciliation
●	General ledger updating and reconciliation;
●	Generating quarterly financial reports in accordance with GAAP and OTCQX continued listing requirements, including investment updates for dissemination to shareholders;
●	Facilitate notification and filing of federal and state tax returns/business licenses as needed;
●	Process and distribute annual forms 1099;
●	Ancillary government reporting as required;
●	Work with company’s tax advisor on completing annual tax returns;
●	Periodic review and recommendation of cash funds investment;
●	Work with external auditors on quarterly and annual matters;
●	Interact with investment organizations regarding receipt of updated reporting and M & A activity;
●	Confer with outside legal counsel as needed;
●	Distribute proceeds from sale of investments to shareholders as applicable;
●	Wind-down and dissolve company upon completion of sale or disposition of investments;
●	Interaction with Safeguards board representatives at portfolio companies;
●	Ad hoc requests from the board of directors;
●	Serve as administrator on the Company’s 401(k) plan;
●	Serve as executive officers of the Company; and
●	Serve as officers and directors of the Company’s subsidiaries.

1738 Belmar Blvd.	Belmar, NJ	07719

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Exhibit B

Fees:

In connection with this engagement to perform the Scope of Services, Rock Creek shall be paid a Fixed Fee.

Fixed Fee

Rock Creek shall be paid a monthly fee of twenty five thousand dollars ($25,000.00) for the first twelve months of the engagement. The fee will be reduced to twenty thousand dollars ($20,000) per month thereafter until the company completes dissolution. If a representative of Rock Creek Advisors becomes a board member at Safeguard or any portfolio company, there would be an additional fee.

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1738 Belmar Blvd.	Belmar, NJ	07719